EXHIBIT 10.7


             OPTION AND STOCK PURCHASE AGREEMENT BETWEEN THE COMPANY
               AND CARACAS VIVA VISION, S.A. AND ITS SHAREHOLDERS


                                   OPTION AND
                            STOCK PURCHASE AGREEMENT
                                BETWEEN AND AMONG

                      WIRELESS CABLE & COMMUNICATIONS, INC.
                                       AND
                          CARACAS VIVA VISION TV, S.A.
                              AN ITS SHAREHOLDERS,
                           PROMOTORA PERFIL 47, S.A.,
                      CARIBBEAN COMMUNICATIONS GROUP, S.A.,
                         COMUNICACIONES CENTURION, S.A.,
                                       AND
                               DONALD A. WILLIAMS



                                NOVEMBER 8, 1996
                                TABLE OF CONTENTS

                                                                                                                 Page



1.   Definitions....................................................................................................  2

2.   Option and Purchase and Sale of Shares......................................................................... 11
     (a)      Grant and Exercise of Option.......................................................................... 11
     (b)      Exercise Price........................................................................................ 11
     (c)      Delivery to Escrow Agent.............................................................................. 12
     (d)      Deliveries at Closing................................................................................. 13

3.   Representations and Warranties of Buyer and Shareholders Concerning the Transaction............................ 13
     (a)      Representations and Warranties of Buyer............................................................... 13
     (b)      Representations and Warranties of Shareholders........................................................ 14

4.   Representations and Warranties of the Shareholders and VIVA.................................................... 16
     (a)      Organization, Qualification, and Corporate Power...................................................... 16
     (b)      Capitalization........................................................................................ 16
     (c)      Noncontravention...................................................................................... 17
     (d)      Brokers' Fees......................................................................................... 17
     (e)      Title to Assets....................................................................................... 17
     (f)      VIVA and Subsidiaries................................................................................. 18
     (g)      Financial Statements.................................................................................. 18
     (h)      Events Subsequent to Dates of Most Recent Financial Statements........................................ 19
     (i)      Undisclosed Liabilities............................................................................... 21
     (j)      Legal Compliance...................................................................................... 21
     (k)      Tax Matters........................................................................................... 21
     (l)      Real Property......................................................................................... 23
     (m)      Intellectual Property................................................................................. 24
     (n)      Tangible Assets....................................................................................... 26
     (o)      Inventory............................................................................................. 26
     (p)      Contracts............................................................................................. 27
     (q)      Notes and Accounts Receivable......................................................................... 28
     (r)      Powers of Attorney.................................................................................... 29
     (s)      Insurance............................................................................................. 29
     (t)      Litigation............................................................................................ 29
     (u)      Product Warranty...................................................................................... 29
     (v)      Employees............................................................................................. 30
     (w)      Employee Benefits..................................................................................... 30
     (x)      Guaranties............................................................................................ 31
     (y)      Environment, Health, and Safety....................................................................... 31
     (z)      Certain Business Relationships with VIVA.............................................................. 32
     (aa)     Disclosure............................................................................................ 32

5.   Pre-Closing Covenants.......................................................................................... 32
     (a)      General............................................................................................... 32
     (b)      Notices and Consents.................................................................................. 32
     (c)      Operation of Business................................................................................. 33
     (d)      Preservation and Conduct of Business.................................................................. 33
     (e)      Full Access........................................................................................... 34
     (f)      Notice of Developments................................................................................ 34
     (g)      Exclusivity........................................................................................... 34
     (h)      Transfer Applications................................................................................. 35
     (i)      Perfection of Channel License......................................................................... 35

6.   Post-Closing Covenants......................................................................................... 35
     (a)      General............................................................................................... 36
     (b)      Litigation Support.................................................................................... 36
     (c)      Transition and Non-Circumvention...................................................................... 36
     (d)      Confidentiality....................................................................................... 37
     (e)      Covenant Not to Compete............................................................................... 37

7.   Conditions to Obligation to Close.............................................................................. 38
     (a)      Conditions to Obligation of Buyer..................................................................... 38
     (b)      Conditions to Obligation of VIVA...................................................................... 40

8.   Remedies for Breaches of This Agreement........................................................................ 41
     (a)      Survival of Representations and Warranties............................................................ 41
     (b)      Indemnification Provisions for Benefit of Buyer....................................................... 41
     (c)      Indemnification Provisions for Benefit of the Shareholders............................................ 42
     (d)      Matters Involving Third Parties....................................................................... 43
     (e)      Other Indemnification Provisions...................................................................... 44

9.   Tax Matters.................................................................................................... 44
     (a)      Mitigation of Taxes................................................................................... 44
     (b)      Information........................................................................................... 45
     (c)      Certain Taxes......................................................................................... 45

10.  Termination.................................................................................................... 45
     (a)      Termination of Agreement.............................................................................. 45
     (b)      Effect of Termination................................................................................. 46

11.  Miscellaneous.................................................................................................. 46
     (a)      Nature of Certain Obligations......................................................................... 46
     (b)      Press Releases and Public Announcements............................................................... 47
     (c)      No Third Party Beneficiaries.......................................................................... 47
     (d)      Entire Agreement...................................................................................... 47
     (e)      Succession and Assignment............................................................................. 47
     (f)      Counterparts.......................................................................................... 48
     (g)      Headings.............................................................................................. 48
     (h)      Notices............................................................................................... 48
     (i)      Governing Law......................................................................................... 49
     (j)      Amendments and Waivers................................................................................ 50
     (k)      Severability.......................................................................................... 50
     (l)      Expenses.............................................................................................. 50
     (m)      Construction.......................................................................................... 50
     (n)      Incorporation of Exhibits and Annexes................................................................. 51
     (o)      Arbitration........................................................................................... 51
     (p)      Submission to Jurisdiction............................................................................ 52
     (q)      Controlling Language.................................................................................. 53


                       OPTION AND STOCK PURCHASE AGREEMENT


     THIS OPTION AND STOCK PURCHASE AGREEMENT is entered into as of November 8, 1996, by and among WIRELESS CABLE & COMMUNICATIONS, INC., a Nevada corporation (referred to herein as either "Buyer" or "WCCI"), CARACAS VIVA VISION T.V., S.A., a Venezuelan sociedad anonima ("VIVA") and the shareholders of VIVA set forth at the signature lines hereto (collectively the "Shareholders;" singularly, a "Shareholder"). Buyer, VIVA and the Shareholders are referred to collectively herein as the "Parties" and singularly as a"Party."

I. VIVA holds the exclusive rights to the commercial exploitation of certain licenses for the transmission of data, audio and video information and programming in the market of the Republic of Venezuela (the "Market").

     A. Certain of the Parties have previously entered into a letter of intent (the "Letter of Intent") dated July 17, 1996, and later amended, describing the preliminary terms of a series of agreements under which Buyer will have the right to purchase from the Shareholders, and the Shareholders will sell to Buyer if such right is exercised, one hundred percent (100%) of the outstanding capital stock of VIVA in return for cash and common stock of WCCI upon the terms to be set forth in one or more definitive agreements among the parties.

     B. This Agreement constitutes one of the definitive agreements contemplated by the Letter of Intent.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.       Definitions
     "Accounting Adjustments" means the aggregate of all accounting adjustments to Net Book Value that are required to bring the accounts of VIVA into conformity with Generally Accepted Accounting Principles consistently applied in the United States of America. Such adjustments shall be determined by the independent auditors of WCCI. Such account adjustments shall exclude any adjustments relating to currency exchange rates, but may include, but shall not be limited to, write-downs, write-offs and/or any other accounting adjustments to the accounts of VIVA necessary to present fairly the financial position of VIVA as of September 30, 1996.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expropriations, expenses, and fees, including court costs and attorneys' fees and expenses.

     "Affiliate" of a Person shall mean any other Person that, directly or indirectly Controls or is Controlled by that Person, or is Under Common Control With that Person or any such other Person, or succeeds to all or substantially all of the business or assets of such Person. The term "Control" (including, with correlative meaning, the terms "Controlled by" or "Under Common Control With"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities of such Person.

     "After-Acquired Rights" means (i) all rights to exploit and commercialize Channel Licenses for MDS, MMDS, LMDS, MVDS and Private Cable Channels and all other wireless frequencies used for voice, video or data delivery or transmission (including, without limitation, specialized mobile radio licenses, paging services and personal communications services), and (ii) leases to or rights in all Channel Licenses for MDS, MMDS, LMDS, MVDS and Private Cable Channel Licenses and all other wireless frequencies used for voice, video or data delivery or transmission (including, without limitation, specialized mobile radio licenses, paging services and personal communications services), and (iii) all rights in or to any services, franchises or rights similar to the Wireline Services, and (iv) all Permits relating to any of the foregoing, acquired by the Shareholders and/or their respective Affiliates at any time during which VIVA otherwise performs services for Comunicaciones Centuri\n, S.A. ("Centuri\n") pursuant to any agreement relating thereto and to the extent allowed by Venezuelan law.

     "Agreement" means this Option and Stock Purchase Agreement, as amended, supplemented or otherwise modified from time to time.

     "Approved Expenditures" means any expenditures of VIVA which are approved in writing by Buyer.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the reason or catalyst for any specified consequence.

     "Best Efforts" means the taking by a party of such action as would be in accordance with reasonable commercial practices as applied to the particular matter in question to achieve the result as expeditiously as practicable;
provided, however, that such actions shall not include the incurrence of unreasonable expense.

     "Capital Expenditures" means all capital expenditures incurred and actually paid by VIVA for capital items relating to and used in the business of VIVA after July, 1996 and through the Closing and which were approved in writing by Buyer or are contained in a budget prepared by VIVA and approved in writing by Buyer.

     "Channel License" shall mean any license or concession or any other permit to broadcast signals on Channels granted by any Local Authority to Centuri\n to operate a Channel, which Channel Licenses are set forth on ' 4(e) of Annex III.

     "Channels" means the classes of microwave frequencies licensed by any Local Authority pursuant to the Channel Licenses in favor of Centuri\n used for the transmission or delivery of instructional, cultural, educational and/or commercial audio or visual programming (including, without limitation, MDS, MVDS, LMDS, Private Cable Channel and MMDS services), which current Channels are set forth on ' 4(e) of Annex III.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of a Party that is not already generally available to the public, and which is declared to be confidential by the disclosing party.

     "Environmental, Health, and Safety Laws" means all Local Laws concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "Escrow Agent" means the fiduciary to be appointed by WCCI and VIVA who will perform services pursuant to paragraph 2 hereinbelow in conformance with the laws governing and the standards practices applicable to fiduciaries in the jurisdiction chosen by the parties to the Escrow Agreement.

     "Escrow Agreement" means that certain escrow agreement among Buyer, the Shareholders and an escrow agent acceptable to Buyer in the form of Exhibit A hereto.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Holding Agent" means the agent appointed by WCCI and VIVA who will perform services pursuant to paragraph 2 hereinbelow in conformance with the standard practices of such agents in Venezuela and pursuant to the Holding Agent Agreement.

     "Holding Trust" means that trust agreement created pursuant to Venezuelan law to accomplish the obligations of the Holding Agent as set forth in paragraph 2 hereof.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge after reasonable investigation.

     "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "License  Conditions" shall mean with respect to any Channel License,  that
(a) such license is in full force and effect under Local Law, (b) there are no expired authorizations where the licensee is seeking reinstatement, nor are there any pending extension requests, (c) where required, the licensee has built facilities pursuant to the licensee's initial authorization, (d) there are no material violations of any Local Law with respect to such Channel License, including, (i) no enforcement action or written inquiry that could result in the termination of, the material impairment or forfeiture of, any rights under, or material fine or forfeiture with respect to, such Channel License, (ii) no Channels shall be, or shall have been, non-operational without the grant of special temporary authorization from the appropriate Local Authority, if required, and (iii) there shall be no written renewal challenges or inquiries that could result in the termination of, the material impairment or forfeiture of, any rights under or material fine or forfeiture with respect to the Channel License, (e) no substantive petition to deny or other substantive objection (including, without limitation, any interference issues, and substantive petitions to deny) relating to the Channels shall be pending or shall been filed with the Local Authority, (f) the Channel is licensed by the Local Authority to Centuri\n, and (g) no third party other than Centuri\n shall be asserting or have any rights to assert any interest in such Channel Licenses.

     "Local Authority" means any Venezuelan governmental agency, authority, division, or service having authority, control or jurisdiction over a particular matter or event, including, specifically and without limitation, the National Commission of Telecommunications ("CONATEL") and the Office of Superintendent of Foreign Investments ("SIEX") and any successor entities thereto.

     "Local Law" means all applicable statutes, rules, regulations, orders, decrees, codes, rulings, charges, injunctions, codes, judgments and laws of Venezuela and its various states, provinces, localities, municipalities and other political subdivisions, including specifically and without limitation, those relating to the grant, operation, renewal or transfer of Channel Licenses and Wireline Services.

     "LMDS" means local multi-point distribution service, a transmission service licensed by Local Authority using the frequencies of 27.5 through 29.5 GHz and rendered on microwave frequencies from a fixed transmitter location simultaneously to multiple receiving facilities or in connection with a low-earth orbiting satellite distribution system for commercial data, visual and audio programming, or any equivalent Local Law domestic transmission service.

     "MDS" means multi-point distribution service, a transmission service licensed by Local Authority using the frequencies of 2.15 through 2.165 GHz and rendered on microwave frequencies from a primary fixed transmitter location simultaneously to multiple receiving facilities used primarily for the distribution of commercial visual and audio programming, or any equivalent Local Law domestic transmission service.

     "MMDS" means multi-channel multi-point distribution service, a transmission service licensed by Local Authority using the frequencies of 2.5 through 2.7 GHz and rendered on microwave frequencies from a fixed transmitter location simultaneously to multiple receiving facilities, used primarily for the distribution of commercial visual and audio programming and any equivalent Local Law transmission service.

     "MVDS" means multi-point video distribution service, a transmission service licensed by Local Authority using the frequencies of 40.5 through 42.5 GHz and rendered on microwave frequencies from a fixed transmitter location simultaneously to multiple receiving facilities, used primarily for the distribution of commercial visual and audio programming, or any equivalent Local Law domestic transmission service.

     "Net Book Value" means assets minus liabilities as shown on the books according to GAAP.

     "Offering" means an underwritten initial or other public offering of shares of WCCI's unissued common stock which is registered with the Securities and Exchange Commission (other than on Form S-8 or similar purpose form), which is listed for trading on the NASDAQ or other exchange acceptable to WCCI and the Shareholders, which results in net proceeds to WCCI of at least $20,000,000 and, pursuant to which, WCCI shall have a market capitalization (post money) of at least $75,000,000.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), and as conducted with the approval of Buyer after the date of this Agreement, which approval shall not be unreasonably withheld and which approval shall be deemed given if Buyer has not given a response to VIVA within three business days of its receipt of notice of the request for such approval.

     "Penalty Amount" means U.S. $200,000.

     "Permits" means all rights, franchises, permits, authorities, licenses, certificates of approval or authorization (including licenses) issuable by Local Authority and which, pursuant to Local Law are necessary to permit a Person lawfully to conduct and operate its business as currently conducted and to own and use its assets.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof), and any Local Law equivalent of any of the foregoing.

     "Pre-Closing Adjustments" means the Accounting Adjustments between the date of September 30, 1996, and the date of Closing.

     "Private Cable Channels" means a multi-point distribution and transmission service licensed by Local Authority using the frequencies of approximately 17.5 through 18.5 GHz and rendered on microwave frequencies from a fixed transmitter location simultaneously to multiple receiving facilities used primarily for the distribution of commercial visual and audio programming and/or data, and an equivalent Local Law domestic transmission service.

     "Proprietary Contacts" means all Persons with whom the party in question has previously had substantive discussions or negotiations regarding a business relationship similar to those contemplated by this Agreement or relating to the business of the transmission or delivery of visual or audio programming or data.

     "Securities Act" means the United States Securities Act of 1933, as amended, or any equivalent provision of Local Law.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Share" means any share of the common stock or other equity of VIVA to be acquired by Buyer from the Shareholders hereunder and constituting in the aggregate, one hundred percent (100%) of the issued and outstanding stock or equity securities of VIVA.

     "Subscriber Equivalent" means that number determined by a formula in which the dividend is the gross subscriber revenues in a given month as determined by the cash collections for services billed pursuant to the Channel License and the divisor is the basic subscriber rate for services billed pursuant to the Channel License during the same month.

     "Subscriber Deterioration Adjustment" means the product of (i) $750 Dollars of the United States of America times (ii) the negative change, if any, in the number of Subscribers Equivalents between June 30, 1996, and the Closing date.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any Local Law equivalent thereof.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Underwriter" means the underwriter (or lead underwriter if there is more than one underwriter) of the Offering.

     "Wireline Services" means a transmission service licensed or franchised to a Person for a designated area by Local Authority which uses a primary fixed transmitter, amplifiers and co-axial cable for signal transmission and which is used primarily for the distribution of commercial visual and audio programming or any equivalent Local Law domestic transmission and delivery system.

     2. Option and Purchase and Sale of Shares

     (a) Grant and Exercise of Option. During the period beginning as of the date hereof and continuing through the date which is ten (10) days after the Offering but not later than March 31, 1997 (the "Option Period"), the Shareholders collectively grant to Buyer the right and option (the "Option") to acquire, on and subject to the terms and conditions of this Agreement, all of the Shares for the consideration specified in 2(c). Buyer shall be entitled to exercise the Option at anytime during the Option Period by providing notice to VIVA (which notice shall constitute notice to the Shareholders) in accordance with the notice provisions set forth below. The Option may be exercised by Buyer only in full and not in part. In the event that Buyer exercises the Option, Buyer shall give notice to the Shareholders of the time and place for the Closing (as defined below) at which Closing the Shareholders shall execute or cause to be executed on their behalf the Stock Registry Book of VIVA transferring the Shares of VIVA.

              (b) WCCI investment obligation to Centurion. Pursuant to the Letter of Intent, WCCI has made capital investments in or ordered equipment for the benefit of Centurion totaling $450,000 United States Dollars in exchange for which Centurion has noted in its Stock Registry the issuance of shares to WCCI at the rate of 1% of the shares of Common Stock of Centuri\n for each $100,000 invested by WCCI. WCCI shall make further capital contributions and shall continue to receive shares in Centurion at the same rate until WCCI has received 11.53% of the common stock of Centurion, such investments to be made by WCCI at thirty day intervals beginning on November 15, 1996, and in the amounts of $150,000 United States Dollars, or with respect to the last investment tranche, in whatever amount less than $150,000 United States Dollars shall be necessary to complete the investment to the amount of 11.53%. The obligation of WCCI to so invest in Centurion shall cease when WCCI exercises the Option.

              (c) Exercise Price. Buyer agrees to pay in Venezuela to the Holding Agent on behalf of the Shareholders at the Closing for disbursement in accordance with the relative percentages set forth at ' 2(b) of Annex I, cash and other consideration having a value of, but never more than, Eleven Million Dollars of the United States of America (U.S. $11,000,000) less the Subscriber Deterioration Adjustment, the Accounting Adjustments, and Pre-Closing Adjustments (the "Exercise Price"). The Exercise Price shall not be decreased by any amount of worker obligations (pasivos sociales) which amount will be assumed by Buyer. The Exercise Price shall be comprised of cash or of (i) whole shares of common stock of WCCI (the "Stock Portion") which amount shall constitute 30% of the Exercise Price (the "Stock Value") and (ii) cash which shall be delivered by wire or other transfer acceptable to the Shareholders and equal to the balance of the Exercise Price (the "Cash Portion"). The number of shares of WCCI common stock comprising the Stock Portion shall be determined at the price of the stock at the Offering (the "WCCI Common Stock Price"). WCCI common stock having a value of U.S. $1,000,000 (based on the WCCI Common Stock Price) and U.S. $1,600,000 cash, or should Buyer elect to pay the entire amount in cash, then U.S. $2,600,000 cash shall be deposited into escrow, to be released in accordance with the terms of the Escrow Agreement. In the event that the Offering is not completed, the Exercise Price shall be made in cash, if the Option is exercised.

              (d)     Delivery to Holding Agent.

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                      (i)  Within  seven (7)  business  days of the date of this
Agreement, Shareholders and Buyer shall execute, along with the Holding Agent, the Holding Trust which shall, inter alia, provide: (I) authorization for the Holding Agent to transfer and assign the Shares to Buyer upon receipt by the Holding Agent of a notice issued by Buyer and VIVA certifying that (a) Buyer has exercised the Option and (b) Buyer is delivering simultaneously therewith to the Holding Agent the Exercise Price; and (II) authorization, through an irrevocable power of attorney, to vote the Shares of Buyer in Centuri\n so as to eliminate Buyer=s supermajority rights as described in the Shareholder Agreement entered into concurrently herewith in the event that the Option is not exercised (Exhibit B); and Shareholders and Buyer shall deliver to such Holding Agent as the Buyer and Shareholders shall agree upon the following:

                               (A)  the   Stock   Registry   of  VIVA  with  the
appropriate entries evincing ownership of the shares by each Shareholder; and

                               (B) the stock certificates, if any, that may have
been issued by VIVA to represent the shares.

                      (ii) In the event that the Holding Trust has not been so executed then, unless the same shall have occurred by reason of Buyer=s failure or of Force Majeure, the Shareholders shall pay to Buyer immediately the Penalty Amount, if Buyer elects to terminate this Agreement pursuant to the provisions of paragraph 10 hereof.

                      (iii) On the date of this Agreement the Shareholders shall cause the Stock Registry of VIVA to be placed into a Safe Deposit Box in the Banco Mercantil in Caracas, Venezuela, where it shall remain until placed with the Holding Agent pursuant to this paragraph 2(d) or until this Agreement terminates pursuant to paragraph 10 hereof. The Shareholders shall cause the Bank to require the signatures of Donald A. Williams, a resident of Caracas, Venezuela, and of Carolina Lanao, a resident of Caracas, Venezuela, to open the Safe Deposit Box.

     (e) Deliveries and Actions at Closing. At closing (the "Closing") of the purchase by Buyer of the Shares as a result of its exercise of the Option which shall occur within 30 days of the exercise of the Option, (i) the Shareholders and VIVA shall deliver to Buyer the various documents, certificates, instruments and filings referred to in ' 7 below, and (ii) Buyer will deliver (or cause WCCI to delivery, as appropriate) to the Shareholders the various consideration, certificates, instruments and documents referred to in ' 7 below; and (iii) the Holding Agent and Buyer will execute the transfer entry in the Stock Registry Book of VIVA selling and assigning the Shares to Buyer and the Holding Agent shall release the Stock Registry Book of Viva to Buyer.

     3. Representations and Warranties of Buyer and Shareholders Concerning the Transaction

     (a) Representations and Warranties of Buyer. Buyer represents and warrants to the Shareholders that the statements contained in this ' 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the date of the Closing, as though made then and as though the Closing date were substituted for the date of this Agreement throughout this ' 3(a), except as set forth in Annex II attached hereto.

                      (i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                      (ii) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, lender, shareholder or third party, in order to consummate the transactions contemplated by this Agreement.

                      (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, unsecured loan, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject and which, if conflicted with, breached, defaulted, accelerated, terminated, modified or canceled, would have a material adverse effect on the ability of Buyer to perform hereunder.

                      (iv) Brokers Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which VIVA or the Shareholders could become liable or obligated.

                      (v)   Investment.   Buyer  is  acquiring  the  Shares  for
investment purposes and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

     (b) Representations and Warranties of Shareholders. Each Shareholder represents and warrants to Buyer that the statements contained in this '3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this '3(a)) with respect to himself, except as set forth in Annex II attached hereto.

                      (i) Authorization of Transaction. Such Shareholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms and conditions. Such Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                      (ii) Noncontravention. To the Knowledge of each Shareholder, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Shareholder is subject or, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Shareholder is a party or by which he is bound or to which any of his assets is subject and which, if conflicted with, breached, defaulted, accelerated, terminated, modified or canceled, would have a material adverse effect on the ability of such Shareholder to perform hereunder.

                      (iii) Brokers Fees. Such Shareholder has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

                      (iv) Shares. Such Shareholder holds of record and owns beneficially the number of Shares set forth next to his name in '4(b) of Annex II, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and local securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Shareholder to sell, transfer, or otherwise dispose of any capital stock of VIVA other than pursuant to this Agreement. Such Shareholders are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of VIVA except with respect to the Holding Trust.

     4  Representations  and  Warranties  of  the  Shareholders  and  VIVA.  The
Shareholders and VIVA represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing date (as though made then and as though such date was substituted for the date of this Agreement throughout this ' 4), except as set forth in Annex III delivered by Shareholders and VIVA to Buyer on the date hereof.

     (a) Organization, Qualification, and Corporate Power. VIVA is a sociedad anonima duly organized, validly existing, and in good standing under Local Law. VIVA is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. VIVA has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.
Section 4(a) of Annex III lists the directors and officers of VIVA. VIVA has delivered to Buyer correct and complete copies of the charter or organizational deed of VIVA (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books and the Stock Registry of VIVA are correct and complete. VIVA is not in default under or in violation of any provision of its charter or organizational deed.

     (b) Capitalization. The entire authorized capital stock of VIVA of 3,000,000 shares of common stock, par value 100 Bs. each, of which 3,000,000 common shares were issued and outstanding. The Shares constitute one hundred percent (100%) of the issued and outstanding shares of VIVA. All of the issued and outstanding shares of common stock of VIVA has been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record as set forth in ' 4(b) of Annex III. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require VIVA to issue, sell, or otherwise cause to become outstanding any additional or other capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to VIVA. Except as described herein, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of VIVA. The Shares are duly authorized, validly issued, fully paid and nonassessable shares of the capital stock of VIVA, subject to no lien, charge or encumbrance of any nature other than arising under applicable securities laws.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which VIVA is subject or any provision of the charter or organizational deed of VIVA, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which VIVA is a party or by which it is bound or to which its assets are subject (or, except as contemplated hereby, result in the imposition of any Security Interest upon any of such assets), including, specifically, the Permits, Channel Licenses or rights relating to the Channels or Wireline
Services for which VIVA has commercialization rights. VIVA need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency or third party in order for the Parties to consummate the transactions contemplated by this Agreement.
                                      123

     (d) Brokers Fees. VIVA has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e) Title to Assets. VIVA has good and marketable title to, or a valid leasehold or license interest in, the properties and assets used by it, located on its premises, or shown on its respective Most Recent Balance Sheet (as hereafter defined) or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. The Channel Licenses, Channels, Permits and Wireline Services held by Centurion and for which VIVA has commercialization rights in the Market, are described on ' 4(e) of Annex III. Centurion has granted to VIVA the exclusive commercialization rights relating to such Channel Licenses, Channels, Permits and Wireless Services for the Republic of Venezuela in accordance with the terms of the various agreements previously delivered to Buyer. The Channel Licenses meet the License Conditions. To the Knowledge of VIVA and the Shareholders, Centuri\n owns, holds or possesses all Permits, and is in compliance with all material obligations with respect to such Permits and, to the Knowledge of VIVA and the Shareholders, no event has occurred which permits, or upon the giving of notice or lapse of time or otherwise would permit, revocation or termination of any such Permits. To the Knowledge of VIVA and the Shareholders, except as set forth on ' 4(e) of Annex III, each of the Permits is valid and is in full force and effect and there are no existing proceedings, complaints or investigations pending, or to the Knowledge of VIVA or the Shareholders, threatened, before any local authority relating to any of such Permits or to the right or ability of Centurion to maintain, acquire or otherwise hold such Permits. To the Knowledge of VIVA and the Shareholders, the Channels are being operated in material compliance with the terms and conditions of their respective Channel Licenses and other Permits and all other Local Law. Also attached at 4(e) of Annex III are complete and correct copies of the forms of all Subscriber Agreements used by VIVA relating to the Wireline Services or the Channels, a complete and correct list of all Subscribers as of August 1996, and copies of all programming or other contracts relating to the Wireline Services and the Channels. Each Subscriber Agreement relating to such Subscribers is in full force and effect as of the date of such list.
                                      124

     (f) VIVA and Subsidiaries. VIVA has no subsidiaries.nd Subsidiaries

     (g) Financial Statements. Attached as Section 4(g) of Annex III is the beginning financial statement (the "Financial Statement"): (i) consolidated and audited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1995, (the "Most Recent Fiscal Year End") for Seller; (ii) unaudited consolidated and consolidating balance sheets (the "Most Recent Balance Sheet") and statements of income, changes in stockholders' equity, and cash flow (collectively, the "Most Recent Financial Statements") as of and for the 9 months ended September 30, 1996 (the "Most Recent Quarter End") for VIVA; and
(iii) a statement of gross subscriber revenues as determined by the cash collections for services billed pursuant to the Channel License as of June 30, 1996, and the basic subscriber rate for services billed pursuant to the Channel License during the same month. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of VIVA as of such dates and the results of operations of VIVA for such periods, are correct and complete, and are consistent with the books and records of VIVA (which books and records are correct and complete).

     (h) Events Subsequent to Dates of Most Recent Financial Statements. Except as set forth at Section 4(h) of Annex III, since the Most Recent Financial
Statements, there has not been any material adverse change in the business, financial condition, operations, results of operations, or, to the Knowledge of VIVA, future prospects of VIVA. Without limiting the generality of the foregoing, since that date:

                      (i) VIVA has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                      (ii) VIVA has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than U.S. $10,000 or outside the Ordinary Course of Business;

                      (iii) no party (including VIVA) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than U.S. $10,000 to which VIVA is a party or by which it is bound;

                      (iv) VIVA has not imposed any Security Interest upon any of its assets, whether tangible or intangible;

                      (v) VIVA has not made any capital expenditures or capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than U.S. $10,000 or outside the Ordinary Course of Business;

                      (vi) VIVA has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than U.S. $10,000 singly or U.S. $50,000 in the aggregate;

                      (vii) VIVA has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                      (viii) VIVA has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than U.S. $10,000 or outside the Ordinary Course of Business;

                      (ix) VIVA has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                      (x) VIVA has not experienced any significant damage, destruction, or loss (whether or not covered by insurance) to its property;

                      (xi) VIVA has not entered into any employment  contract or collective bargaining agreement, written or oral, or modified the terms of any existing such employment contract or agreement (oral or written) by which it is bound or granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business, or adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                      (xii) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving VIVA; and

                      (xiii) VIVA has not committed to any of the foregoing.

     (i) Undisclosed Liabilities. VIVA has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     (j) Legal Compliance. VIVA and each of its predecessors, if any, has complied with all Local Law and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

     (k) Tax Matters

                      (i) VIVA has filed all Tax Returns it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by VIVA (whether or not shown on any Tax Return) have been paid. VIVA is not beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where VIVA does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of VIVA that arose in connection with any failure (or alleged failure) to pay any Tax.

                      (ii) VIVA has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and has appropriate resources for all such liabilities.

                      (iii) VIVA does not expect any authority to assess any additional Taxes for any period for which Tax Returns for VIVA have been filed. There is no dispute or claim concerning any Tax Liability of VIVA either (A) claimed or raised by any authority in writing or (B) as to which VIVA or the Shareholders have Knowledge based upon personal contact with any agent of such authority. Section 4(k) of Annex III lists all Local Law and foreign income Tax Returns filed with respect to VIVA for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. VIVA has delivered to Buyer correct and complete copies of all such Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by VIVA since December 31, 1995.

                      (iv) VIVA has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                      (v) VIVA has not been a United States real property holding corporation within the meaning of Code ' 897(c)(2) during the applicable period specified in Code ' 897(c)(1)(A)(ii). VIVA is not a party to any Tax allocation or sharing agreement. VIVA has no Liability for the Taxes of any Person as a transferee or successor, by contract, or otherwise.

                      (vi) The unpaid Taxes of VIVA (A) did not, as of its Most Recent Quarter End, exceed the reserves for Tax Liability (rather than any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of its Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed those reserves as adjusted for the passage of time through the dates of the Cost Closing hereunder in accordance with the past custom and practice of Seller in filing its Tax Returns.

     (l) Real Property

                      (i) Section 4(l) of Annex III contains a complete and accurate list of all real property owned by VIVA, and VIVA has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which VIVA acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of VIVA and relating to such property. VIVA owns, with good and marketable title, all of the properties that it purports to own, including all of the properties reflected in its Most Recent Balance Sheet. All such properties are free and clear of all encumbrances and are not subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature except, with respect to such real property, (i) mortgages or security interests shown on such Most Recent Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) mortgages or security interests incurred in connection with the purchase of such property (with respect to which no default or event that, with notice or lapse or time or both, would constitute a default exists), (iii) Liens for current taxes not yet due, and (iv) minor imperfections of title, if any, none of which is material in amount, materially detract from the value or impairs the use of the property, or impairs the operations of VIVA, and zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings and structures owned by VIVA lie wholly within the boundaries of the real property owned by VIVA and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.


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                      (ii)  Section  4(l) of Annex III  identifies  each  lease, sublease, material easement, grant or similar instrument, including site leases for transmission and receiving equipment (showing the annual rental, expiration date, renewal and purchase options, if any, and the location of the real property covered by such lease or other agreement) under which VIVA has the right to use, hold or operate any real property owned by a third party (collectively, the "Leases") (the property covered by the agreements described in this ' 4(l) being referred herein as the "Leased Property"). Except as disclosed in ' 4(l) of Annex III, the Leases: (a) are each in full force and effect and are each legal, valid and binding obligations of VIVA; and (b) will continue in effect after the date of the Closings without the consent, approval or act of, or the making of any filing with, any other party. VIVA, is not in default in any material respect or received a notice of default thereunder which has not been cured. To the Knowledge of VIVA and the Shareholders, no other party to any such Lease is in material default thereunder. Except as disclosed in ' 4(l) of Annex III, VIVA has valid (except with respect to the interest of lessors in leasehold improvements) leasehold interests in the Leased Property, free and clear of all Liens, created by VIVA, and to the Knowledge of VIVA and the Shareholders, are free and clear of all Liens. Except as set forth in ' 4(l) of Annex III, there are no security deposits held by VIVA under any Leases and there are no arrearages in rent or additional rent under any such Leases.

     (m) Intellectual Property

                      (i) VIVA complies with all Local Laws and regulations governing or relating to the Intellectual Property. Each item of Intellectual Property owned or used by VIVA immediately prior to the Closings hereunder will be owned or available for use by VIVA on identical terms and conditions immediately subsequent to such Closings hereunder. The Shareholders shall take all steps necessary to assure the continued use by VIVA of each item of intellectual property.


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                      (ii)  VIVA has not,  under  Local  Law,  interfered  with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and VIVA has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that VIVA must license or refrain from using any intellectual property rights of any third party). To the Knowledge of VIVA and the Shareholders no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of VIVA.

                      (iii) Section 4(m) of Annex III identifies each trade name or unregistered trademark used by VIVA in connection with its business. With respect to each item of Intellectual Property required to be identified in ' 4(m) of Annex III: (A) VIVA possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction; (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of VIVA is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and (D) VIVA has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                      (iv) Section 4(m) of Annex III identifies each item of Intellectual Property that any third party owns and that VIVA uses pursuant to license, sublicense, agreement, or permission. VIVA has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be so identified in ' 4(m) of Annex III: (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing; (B) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; (C) with respect to each sublicense, the representations and warranties set forth in subsections (A) and (B) above are true and correct with respect to the underlying license; (D) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (E) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of VIVA and the Shareholders is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and (F) VIVA has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.


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


                      (v) To the Knowledge of VIVA and the Shareholders, under Local Law no use or license of the Intellectual Property by VIVA will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of such party's business as presently conducted and as presently proposed to be conducted.

     (n) Tangible Assets. VIVA owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

     (o) Inventory. The inventory of VIVA consists of supplies, manufactured and purchased parts and finished goods, all of which is used in customer premises operations, or in the origination, routing, termination and broadcasting of telecommunications, and which is merchantable and fit for the purpose for which it was procured, and none of which is obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing date in accordance with the past custom and practice of VIVA. Such inventory is held by VIVA as set forth on ' 4(o) of Annex III.

     (p) Contracts. Section 4(p) of Annex III lists the following contracts and other agreements to which VIVA is a party:

                      (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of U.S. $10,000 per annum;

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


                      (ii) any agreement (or group of related agreements) for the purchase or sale of products, or personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to VIVA or involve consideration in excess of U.S. $10,000;

                      (iii) any agreement concerning a partnership or joint venture;

                      (iv) any agreement (or group of related agreements) under which VIVA has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of U.S. $10,000 or under which any such party has imposed a Security Interest on any of its assets, tangible or intangible;

                      (v)   any   agreement   concerning    confidentiality   or
noncompetition arrangements;

                      (vi)     any agreement between VIVA and its affiliates;

                      (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                      (viii)   any collective bargaining agreement;

                      (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of U.S. $10,000 or providing severance benefits, other than those severance obligations imposed by Venezuelan labor law;

                      (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; or


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

                      (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of VIVA or any other agreement (or group of related agreements) the performance of which involves consideration in excess of U.S. $10,000, and all agreements relating to the Channels, Wireline Services, Permits, and Channel Licenses.

VIVA has delivered to Buyer a correct and complete copy of each written agreement listed in ' 4(p) of Annex III (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in ' 4(p) of Annex III . With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (B) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of the agreement.

     (q) Notes and Accounts Receivable. All notes and accounts receivable of VIVA are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing date in accordance with the past custom and practice of VIVA and in accordance with GAAP.

     (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of VIVA.

     (s) Issuance. VIVA has, with respect to its properties and business, insurance of such nature, with such terms and in such amounts as would reasonably be maintained with respect to similar properties and similar businesses. Section 4(s) of Annex III identifies (indicating policy owner, carriers and effective dates) all policies of insurance, including the insurance providing benefits for employees, owned, held or maintained by or for the benefit of VIVA or under which VIVA is a named insured on the date hereof. All such policies are in full force and effect and no notice of cancellation or termination has been received with respect to such insurance except as set forth on Section 4(s) of Annex III.

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


     (t) Litigation. Section 4(t) of Annex III sets forth each instance in which VIVA (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of VIVA or the Shareholders is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in ' 4(t) of Annex III could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of VIVA. Neither VIVA nor any of the Shareholders have reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against it.

     (u) Product Warranty. Each product sold, leased, or delivered by VIVA has been sold, leased or delivered in conformity with all applicable contractual commitments and all express and implied warranties, and VIVA has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. VIVA has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold, leased, or delivered by VIVA.

     (v) Employees. To the Knowledge of VIVA and the Shareholders no executive, key employee, or group of employees of VIVA has any plans to terminate his or her employment with VIVA. Except as set forth on ' 4(v) of Annex III, is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. VIVA has not committed any unfair labor practice. VIVA has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of VIVA.


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

     (w) Employee Benefits. Section 4 (w) of Annex III list all the employees of VIVA. With respect to such employees, VIVA has made reserves for all labor benefits, termination indemnities and any other benefits, indemnities or payments, whether in cash or in kind, statutory or contractual, due pursuant to the Organic Labor Law, Social Security Law, Housing Policy Law, Organic Law on Prevention, Conditions and Working Environment, Law of the National Institute of Cooperative Education (INCE), as well as their corresponding Regulations and any other labor provision or Regulation, including, but not limited to, bonuses, night shift pay, overtime pay, vacation pay, vacation bonus, profit sharing, indemnity for seniority or applicable severance benefits (double or single), termination notice (double or single), indemnifications for industrial accidents or work illnesses, travel expenses and per diem expenses. In this connection, attached hereto as Section 4 (w) of Annex III are (i) a certificate issued by the Ministry of Labor stating that VIVA has no pending claims, procedures or liabilities before the Ministry; (ii) a certificate issued by the Social Security Institute (IVSS) stating that VIVA has no pending claims, procedures or liabilities before IVSS; and (iii) a certificate issued by the INCE stating that VIVA has no pending claims, procedures or liabilities before INCE. VIVA has no pension or other retirement plans or programs or any profit-sharing or other benefit plans for its employees or officers. If any of VIVA=s current or former employees or workers shall file, threaten to file or cause to file, directly and indirectly, any claims against Buyer for payment of any labor benefits, termination indemnities and any other benefits, indemnities or payments, whether in cash or in kind, statutory or contractual, pursuant to the Organic Labor Law, Social Security Law, Housing Policy Law, Organic Law on Prevention, Conditions and Working Environment, Law of the National Institute of Cooperative Education
(INCE) as well as their corresponding Regulations and any other labor provision or Regulation, including, but not limited to, bonuses, night shift pay, overtime pay, vacation pay, vacation bonus, profit sharing, indemnity for seniority or applicable severance benefits (double or single), termination notice (double or single), indemnifications for industrial accidents or work illnesses, travel expenses and per diem expenses, and VIVA does not have the appropriate reserve to make payment of the claims, Shareholders shall be solely responsible for any such claims.

     (x) Guaranties. VIVA is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.


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

     (y) Environment, Health, and Safety

                      (i) VIVA has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, VIVA has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                      (ii) VIVA has no Liability (and VIVA has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against VIVA giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

     (z) Certain Business Relationships with VIVA. Neither VIVA nor any of its Affiliates owns any asset, tangible or intangible, which is used in the business of Centuri\n other than the Channels.

     (aa) Disclosure. The representations and warranties contained in this ' 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ' 4 not misleading.

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.


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     (a)  General.  Each of the  Parties  will use its Best  Efforts to take all action and to do all things necessary in order to make effective the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the Closing conditions set forth in ' 7 below).

     (b) Notices and Consents. VIVA will give any notices to third parties, and will use its Best Efforts to obtain any third party consents, that the Buyer may request or Local Law may require in connection with the matters referred to in ' 4 above. Each of the Parties will give any notices to, make any filings with, and use its Best Efforts to obtain any authorizations, consents, and approvals of Local Authority in connection with the matters referred to in ' 3 and ' 4 above.

     (c) Operation of Business. VIVA will not to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, VIVA will not (i) increase its capital or issue new shares; (ii) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ' 4(h) above. The Shareholders shall amend the Bylaws of VIVA to appoint as the General Manager of VIVA such person as Buyer and VIVA shall designate who shall serve in such capacity until Closing. Such General Manager shall have full authority under the Bylaws to carry out the business of VIVA. From the date of this Agreement until Closing, the Board of Directors of VIVA shall give notice of at least 10 days to Buyer of all Board meetings so as to allow Buyer to have a representative present at the Board meeting, and the Board of Directors of VIVA shall allow such representative of VIVA to be present at and to participate in all such Board meeting, but such representative shall have no right to vote on issues before the Board. In the event that this agreement terminates prior to the Closing, then the provisions of this paragraph shall have no further force and effect.

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

     (d) Perservation and Conduct of Business. VIVA will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees. Notwithstanding the generality of the foregoing, VIVA shall operate and carry on its business in the Ordinary Course of Business, except as contemplated herein. The Parties understand and agree that VIVA may engage in certain activities designed to increase the Subscriber base or relating to capital or system improvements. Except as expressly contemplated by this Agreement VIVA shall not make any change in its business or operations that is not in the Ordinary Course of Business or make any non-capital expenditure except in accordance with the budget or budgets approved in writing by Buyer from time to time, which approval will be given if, in the reasonable judgment of Buyer, such expenditure is necessary to maintain or improve the value to Buyer of VIVA (which expenditures, in any case, shall not exceed an average of $10,000 Dollars of the United States of America or its equivalent in bolivars per month, including any amounts relating to the addition of Subscribers), or as otherwise expressly approved in writing by Buyer, or make any Capital Expenditures or enter into any contract or commitment therefore, including any expenditure relating to head-end, receiver, transmitter, encoding or other transmitter related equipment, except in accordance with the budget or budgets approved in writing by Buyer from time to time, which approval will be given if in the reasonable judgment of Buyer such expenditure is necessary to maintaining or improving the value to Buyer of the assets and operations of VIVA (which expenditures in any case shall not exceed an average of $10,000 Dollars of the United States of America or its equivalent in bolivars per month, including any amounts relating to the addition of Subscribers) or as otherwise expressly approved in writing by Buyer.

     (e) Full Access. VIVA will permit representatives of Buyer to have full and complete access at all reasonable times, and in a manner so as not to interfere with the normal business operations of VIVA to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to VIVA for the purpose of enabling Buyer or its representatives to verify the accuracy of the representations and warranties contained herein, to verify that the covenants of this Agreement have been complied with and to determine whether the conditions to Buyer's performance set forth herein have been satisfied. No investigation by Buyer or its representatives hereunder (or any Knowledge acquired or capable of being acquired in connection therewith) shall affect Buyer's right to indemnification, reimbursement or other remedies based on the representations, warranties, covenants and obligations of any of the Parties hereto; provided, however, that Buyer shall not be entitled to base a claim for indemnification on alleged falsity of a representation or warranty herein if VIVA or the Shareholders carry the burden of proving that Buyer had actual knowledge of the falsity of such representation or warranty at the time of execution of this Agreement.


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

     (f) Notice of Developments. VIVA will give prompt written notice to Buyer of any material adverse development causing or potentially causing a breach of any of the representations and warranties in Secton 4 above. No disclosure by any Party pursuant to this Secton 5(f), however, shall be deemed to amend or supplement Annex I or III, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (g) Exclusivity. Except where Buyer has failed to make all payments due under this Agreement within 30 days of the date when such payments are each due, neither VIVA nor the Shareholders will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, VIVA, (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing prior to the expiration of the Option Period. VIVA will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     (h) Transfer Applications. Promptly after the date of this Agreement, the Parties shall file with Local Authority all transfer or other applications or such other documents as may be necessary or advisable to obtain authorization for the consummation of the transactions described herein. The Parties shall use their respective Best Efforts to prosecute such filings with diligence and shall diligently oppose any objections to such approvals to the end that the Parties shall receive final action on such applications as soon as practicable. The term "final action" as used in the preceding sentence shall mean an action of the Local Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the Local Authority with comparable effect is pending, and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the Local Authority has expired. VIVA shall use its Best Efforts to cause the operations of the Channels and Wireline Services to be, at Closing, in material compliance with all Local Law.


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     (i) Perfection of Channel License.  The Shareholders  shall cause Centuri\n to take all steps necessary to fulfill all requirements imposed by Local Law or any Local Authority so as to bring the Channel License into full effectiveness.

     6. Post Closing Covenants. The Parties agree as follows with respect to the period following the Closing hereunder.

     (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ' 8 below).

     (b) Litigation Support. If and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing date involving VIVA, each of the other Parties will cooperate with it and/or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Secton 8 below).

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


     (c) Transition and Non-Circumvention. The Shareholders will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of VIVA from maintaining the same business relationships with VIVA after the Closing as it maintained with VIVA prior to the Closing. The Shareholders will refer all customer inquiries relating to the businesses of VIVA to VIVA from and after the Closing. Further, for a period of two (2) years following the latter of the execution of this Agreement or the Closing, unless otherwise specifically authorized in writing by Buyer, the Shareholders shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual, corporate or representative capacity (i) make contact or attempt to make contact, solicit, or attempt to solicit, negotiate or attempt to negotiate, enter into or attempt to enter into any agreement, or transact or attempt to transact any business relating to the transactions contemplated hereby with any Person that is a Proprietary Contact of VIVA; or (ii) commit any other acts, directly or indirectly, which affects in any way whatsoever, or circumvent, comprise, undermine or affect VIVA's relationship with VIVA's Proprietary
Contacts; or (iii) disclose to any other Person any Proprietary Contacts of VIVA, unless required to do so by court order or by law (including Local Law), and then only after having given notice of such requirement to VIVA with sufficient time for VIVA to interpose an objection to such disclosure.

     (d) Confidentiality. The Shareholders and Buyer will treat as confidential and hold as such all of the Confidential Information of the other, and refrain from using any of the Confidential Information of the other except in connection with this Agreement and the ongoing operations of VIVA. If either Buyer or the Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of another Party, it will notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this ' 6(e). If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer or the Shareholders are, on the advice of counsel, compelled to disclose any Confidential Information of the other party to any tribunal or else stand liable for contempt, it may disclose the Confidential Information of the other party to the tribunal; provided, however, that it shall use its Best Efforts to obtain, at the request of the other party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other party shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     (e) Covenant Not to Compete. For a period of the longer of three years from and after the Closing date or for so long as any Affiliate of the Shareholders or the Shareholders shall continue to own any interest as a shareholder in WCCI and with the exception of the Shareholders' direct or indirect interest in WCCI, the Shareholders will not engage directly or indirectly in any business that VIVA conducts as of the Closing date in, the Republic, including specifically, any direct broadcast satellite system, multipoint multichannel distribution system satellite, master antenna television system, community antenna, wireline or other type of franchise hardwire or wireless cable television system or substantially similar business; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this ' 6(f) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     7. Conditions to Obligation to Close

     (a) Conditions to Obligation of Buyer. In the event that Buyer exercises the Option, the obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                      (i) the representations and warranties set forth in ' 3(b) and ' 4 above shall be true and correct in all material respects at and as of the Closing date;

                      (ii) VIVA shall have performed and complied with all of its covenants hereunder in all material respects through the Closing date;

                      (iii) VIVA shall have procured all of the third party consents specified in ' 5(b) above;

                      (iv) with respect to any party to this Agreement, no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any national, federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the transactions contemplated by this Agreement, cause any of the transactions contemplated by this Agreement to be rescinded following its consummation, affect adversely the right of Buyer to own the Shares and to acquire control of VIVA as of the Closing date, or affect adversely the right of VIVA to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                      (v) the Shareholders and VIVA shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in ' 7(a)(i)-(iv) is satisfied in all respects;

                      (vi) all applicable waiting periods (and any extensions thereof) under applicable law shall have expired or otherwise been terminated and the Buyer and the Shareholders shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to herein;

                      (vii) Buyer shall have received from counsel to the Shareholders an opinion in form and substance acceptable to Buyer which shall provide, among other things, opinions relating to the existence and capitalization of VIVA, effectiveness and ownership of the Channel Licenses, the absence of any nonfulfilled requirements for approvals from Local Authorities or third parties for the consummation of the transactions described herein, the absence of any Local Laws prohibiting the transactions contemplated herein and other matters routinely opined to by counsel for sellers and corporations in transactions similar to those contemplated hereby, addressed to Buyer, and dated as of the Closing date;

                      (viii) Buyer shall have closed, and received the proceeds from the Offering necessary to proceed to Closing;

                      (ix) all actions to be taken by the Shareholders or VIVA in connection with the consummation of the transactions contemplated at the Closing and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated at the Closing will be satisfactory in form and substance to Buyer;

                      (x) Buyer shall have completed its business, regulatory, legal and accounting due diligence investigation of VIVA, the results of which shall be satisfactory to the Underwriter(s) of the Offering in their sole discretion;

                      (xi) The Shareholders of Centuri\n shall have amended its Articles of Incorporation/Bylaws to grant the necessary supermajority rights to Buyer as required in that certain Centuri\n Shareholders Agreement effective as of November 8, 1996.

                      (xii) The Shareholders shall have caused Caracas Wireless Vision, S.A., a company organized and existing under the laws of the Republic of Venezuela, and Centuri\n, as appropriate, to assign to VIVA the leases, the Permits, and the insurance policies referenced in paragraphs 4(e), 4(l), 4(s) and 4(w) of the Agreement.

                      (xiii) The Shareholders shall have executed the Holding Trust and the Escrow Agreement.

Buyer may waive any condition specified in this ' 7(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of VIVA. The obligation of the Shareholders to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

                      (i) the representations and warranties set forth in ' 3(a) above shall be true and correct in all material respects at and as of the Closing date;

                      (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing date;

                      (iii) Buyer shall have delivered to VIVA a certificate to the effect that each of the conditions specified above in ' 7(b)(i)-(iii) is satisfied in all respects;

                      (iv) The Shareholders shall have received the Exercise Price.

VIVA may waive any condition specified in this ' 7(b) if it executes a writing so stating at or prior to the Last Closing.

     8. Remedies for Breaches of This Agreement

     (a) Survival of Representations and Warranties. All of the representations and warranties contained in Section 4(a)-(j) and Section 4(l)-(aa) shall survive the Closing hereunder (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three years thereafter. All of the other representations and warranties of the Parties contained in this Agreement
(including the representations and warranties of the Shareholders and VIVA contained in ' 4(k) above) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Last Closing) and continue in full force and effect thereafter (subject to any applicable statutes of limitations). All of the representations and warranties of the Shareholders under ' 4 are joint and several in nature.

     (b) Indemnification Provisions for Benefit of Buyer

                      (i) If the Shareholders breached any of their representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ' 8(a) above, provided that Buyer makes a written claim for indemnification against the Shareholders pursuant to ' 11(h) below within such survival period, then the Shareholders agree to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, the Shareholders shall not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Shareholders contained in ' 4(a)-(j) and ' 4(l)-(aa) above until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $25,000 aggregate threshold, exclusive of attorneys' fees relating to the issue (at which point the Shareholders will be obligated to indemnify Buyer from and against all such Adverse Consequences relating back to the first dollar).

                      (ii) Notwithstanding the foregoing, the Shareholders agree to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Shareholders VIVA for the unpaid Taxes of any Person as a transferee or successor, by contract, or otherwise.

     (c) Indemnification Provisions for Benefit of the Shareholders. If Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ' 8(a) above, provided that the Shareholders make a written claim for indemnification against Buyer pursuant to 11(h) below within such survival period, then Buyer agrees to indemnify the Shareholders from and against the entirety of any Adverse Consequences the Shareholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Shareholders may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach in the excess of $25,000 aggregate threshold, exclusive of attorneys' fees relating to the issue (at which point Buyer will be obligated to indemnify the Shareholders from and against all such adverse consequences relating back to the first dollar).

     (d) Matters Involving Third Parties

                      (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ' 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

                      (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                      (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with ' 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

                      (iv) In the event any of the conditions in ' 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ' 8.

     (e)  Other  Indemnification   Provisions.   The  foregoing  indemnification
provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

     9. Tax Matters The following provisions shall govern the allocation of responsibility as between Buyer and VIVA for certain tax matters following the Closing Date:

     (a) Mitigation of Taxes. The Parties agree to use their Best Efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed including, but not limited to, with respect to the transactions contemplated hereby. The Parties understand, however, that the covenants set forth in this Section 9(a) do not constitute any representation or warranty as to the tax effects or treatment of the transactions contemplated hereby.

     (b) Information. Buyer and the Shareholders agree to provide the other party with all tax information that either party may be required to report pursuant to applicable law.

     (c)  Certain  Taxes.  All  transfer,   documentary,   sales,   use,  stamp,
registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any gains tax, transfer tax and any similar tax imposed by state, local or municipal governments or their subdivisions), shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law (but only if so required), Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     10. Termination

     (a) Termination of Agreement. This Agreement may terminate as provided below:

                      (i) Buyer and the Shareholders holding a majority of the Shares may terminate this Agreement by mutual written consent at any time prior to the Closing;

                      (ii) Buyer may terminate this Agreement by giving written notice to the Shareholders on or before the Closing if Buyer is not satisfied with the results of its continuing business, regulatory, legal, and accounting due diligence review;

                      (iii) Buyer may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing (A) if the Shareholders have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Shareholders of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the 30th day after the exercise of the Option by reason of the failure of any condition precedent under ' 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

                      (iv) The Shareholders (but not less than all the Shareholders) may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) if Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Shareholders have notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the 30th day after the exercise of the Option, by reason of the failure of any condition precedent under ' 7(b) hereof (unless the failure results primarily from the Shareholders breaching any representation, warranty, or covenant contained in this Agreement); (v) The agreement shall be considered terminated if the Option is not exercised; and

                      (vi) Buyer may terminate this Agreement upon notice to VIVA and the Shareholders if the Shareholders fail to establish the Holding Trust.

     (b) Effect of Termination

                      (i) If this Agreement pursuant to ' 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except for any Liability of any Party then in breach or, in the case of termination pursuant to paragraph 10 (a)(vi) above, for the Penalty Amount which shall be immediately due and payable upon notice from WCCI but without further demand for payment.

     11. Miscellaneous

     (a) Nature of Certain Obligations. The covenants of the Shareholders in ' 2 above concerning the sale of its Shares to Buyer and the representations and warranties of the Shareholders in ' 4 above concerning the transaction are joint and several obligations. As a result, the Shareholders will each be responsible to the extent provided in ' 8 above for any Adverse Consequences Buyer may suffer as a result of any breach thereof.

     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and the Shareholders; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

     (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral (including, specifically, the Letter of Intent), to the extent they related in any way to the subject matter hereof.

     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Shareholders; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates established in connection with or for the purpose of effecting the Offering, and
(ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. For purposes of this Agreement, the delivery of a counterpart signature by telephonic facsimile transmission shall be deemed the equivalent of the delivery of an original counterpart signature.

     (g) Headings. The section headings contained in this Agreement are inserted
for  convenience   only  and  shall  not  affect  in  any  way  the  meaning  or interpretation of this Agreement.

     (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to VIVA:

     Caracas VIVA Vision TV, S.A.
     Avda. Libertador con Calle Negrin
     C.C. Libertador - Piso 1, Oficinas 1-4
     Caracas, Venezuela
     Tele:    582-712-343
     Fax:     582-762-0720

     If to Shareholders:

     Donald A. Williams
     GTTG (USA), Inc.
     5 Grogans Park Drive, Suite 220
     The Woodlands, Texas 77380-2190
     Tele:    (713) 364-9130
     Fax:     (713) 298-1666

     Copy to:

     Manuel Herrera
     Calle Santa Ana No.14
     Boleita
     Caracas (in front of Oscar Meyer)
     Venezuela

     If to Buyer:

     Wireless Cable & Communications, Inc.
     102 West 500 South
     Salt Lake City, Utah
     Tele:    (801) 328-5619
     Fax:     (801) 532-6060

     Copy to:

     James M. Elegante, Esq.
     Scott R. Carpenter, Esq.
     Parsons Behle & Latimer
     201 South Main Street, Suite 1800
     Salt Lake City, Utah  84111
     (801) 532-1234
     Fax: (801) 536-6153

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

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (i) Governing Law. This agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah, United States of America, without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and VIVA. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except that any expenses with respect to this Agreement or related agreements incurred by VIVA shall not be the expense of VIVA but shall be the expense of its shareholders. Notwithstanding the foregoing, the expenses associated with or deriving from the Holding Trust, including but not limited to the Holding Agent=s fees and costs, will be borne exclusively by the Shareholders.

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


     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (n) Incorporation of Exhibits and Annexes. The Exhibits and Annexes identified in this Agreement are incorporated herein by reference and made a part hereof.

     (o) Arbitration. Each of the Parties hereto shall carry out his or its duties and obligations under this Agreement in the spirit of mutual cooperation and good faith, and shall attempt to resolve amicably any differences, disputes or controversies relating to this Agreement. In the event of any controversy or claim arising in connection with this Agreement or the breach thereof, the Parties will endeavor to negotiate a mutually satisfactory solution and, if such a solution cannot be reached, then each such Party shall promptly provide the other Parties with a written summary of the nature of the dispute and shall propose solutions thereto. The Parties shall meet within 10 days of their receipt of such written summary, to review the summary and to attempt in good faith to resolve the dispute or controversy in question. If such controversy or claim cannot be resolved to the mutual satisfaction of the Parties, then any Party hereto may subject such controversy or claim to arbitration. The Parties shall act in good faith pending any determination by any such arbitration board. During a period of dispute between the parties, no party shall, whether prior to, during or after the arbitration and until such time as the arbitration award has been implemented, take any action or cause any action to be taken by any Local Authority or any other person which would in any way materially jeopardize, impair or diminish the full use of the Channel Licenses, Channels, Permits or Wireline Services, or the operations of the telecommunications services provided by VIVA. Each such party specifically agrees that a court of competent jurisdiction may immediately enforce the provisions of this paragraph
(o) through injunctive relief without the need for any Party to post a bond or surety. If arbitration is initiated by any party hereto, such arbitration shall be settled in accordance with the International Rules of Arbitration of the American
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


Arbitration Association in effect on the date the notice for arbitration is given to the other Party or Parties. In the event of any conflict between those rules and the provisions of this paragraph (o), the provisions of this paragraph
(o) shall govern. Any Party wishing to submit a matter to arbitration shall provide written notice to the other Party or Parties informing such other Party or Parties of such intention and the issues to be resolved. Within 10 days after the receipt of such demand, the other Party or Parties may, by written notice to the Party initiating the arbitration, add additional issues to be resolved. The Parties shall attempt to select a single arbitrator, but if they are unable to agree within 10 days from the demand described above, then each of the Parties shall appoint one arbitrator and the arbitrators so chosen shall in turn choose an additional arbitrator. If the arbitrators chosen by the parties cannot agree on the choice of the final arbitrator within a period of 10 days after their nomination, then the final arbitrator shall be appointed by the American Arbitration Association. Any arbitration proceedings initiated hereunder shall be held in Miami, Florida, or such other place as the parties may mutually agree. The arbitration shall take place in the English language. No decision of the arbitrator(s) shall be subject to appeal, and judgment on the award or decision rendered by the arbitrator may be entered in any court having jurisdiction thereof. All administrative fees and costs of the arbitration and of the arbitrators shall be divided equally between or among the Parties to the arbitration. The service of any notices in reference to arbitration shall be deemed valid and sufficient if provided under the notice provisions of this Agreement. No party shall be prevented from obtaining equitable or injunctive relief in any court of law or equity having competent jurisdiction, plus any remedies ancillary thereto, to enforce the other Party's or Parties' obligations under Sections 5(g), 6(c) or 6(e), and any Party seeking equitable relief with respect to such section shall notify the other Party or Parties before taking any action under this paragraph (o).

     (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Salt Lake City, Utah, United States of America, in any action or proceeding, as exclusively between or among the parties to this Agreement, arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in ' 12(h) above or (ii) to the Party to be served at the address and in the manner provided for the giving of notices in ' 12(h) above. Nothing in this ' 12(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

     (q) Further Assurances. VIVA and the Shareholder shall cooperate and do all things necessary to assist Buyer in obtaining from any Local Authority any Permit and registrations, including but not limited to the Venezuelan Foreign Investment Certificate. Furthermore, the Shareholders shall cause VIVA to obtain its classification certificate from Local Authorities.

     (r) Controlling Language. The English version of this Agreement shall control the rights, duties, preferences, liabilities and obligations of the Parties hereunder and the interpretation of the terms hereof.

     (s) Transfer of After Acquired Rights. Subject to the Closing, the Shareholders, on behalf of themselves and all persons claiming by, through or under them, hereby agree to transfer and convey to VIVA (for no additional consideration) the rights to the After-Acquired Rights.

                                      *****

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written. BUYER:

                                           Wireless Cable & Communications, Inc.

                                           By:     /s/ Anthony John Sansone
                                           Anthony John Sansone, Secretary
                                           and  Treasurer,  pursuant  to a
                                           Unanimous Consent Resolution of
                                           the    Board    of    Directors
                                           effective  as of the 6th day of
                                           November, 1996, attached hereto
                                           as Exhibit C

                                           VIVA:
                                           CARACAS VIVA VISION TV, S.A.
                                           By:     /s/ John E. Williams
                                           John  E.  Williams,
                                           Attorney-in-Fact (Factor   Mercantil)
                                           (Exhibit D)

                                           SHAREHOLDERS:

                                           Promotora Perfil 47, S.A.

                                           By:     /s/ Luis Alberto Bastardo
                                           Luis Alberto Bastardo,
                                           with Power of Attorney
                                           to  represent   Manuel
                                           Herrera,  President of
                                           Promotora  Perfil  47,
                                           S.A.,  attached hereto
                                           as Exhibit E


                                           Caribbean Communications Group,  S.A.
                                           By:     /s/ Donald A. Williams
                                           Donald A. Williams, President

                                           Comunicaciones Centuri\n,  S.A.
                                           By:     /s/ Donald A. Williams
                                           Donald A. Williams, President
                                           and

                                           /s/ Luis Alberto Bastardo
                                           Luis Alberto Bastardo, Director

                                           Donald A. Williams, an individual
                                           /s/ Donald A. Williams


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